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                    [Ekco Group, Inc. Letterhead]      EXHIBIT 10.11(d)
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                                        October 27, 1993

Donato A. DeNovellis
25 Butternut Lane
Basking Ridge, New Jersey 079920

Dear Don:

     This letter sets forth the terms and conditions of certain obligations which Ekco Group, Inc. (the "Company") is agreeing hereby to provide to you (i) upon the occurrence of a Change of Control (as hereinafter defined) of the Company, and (ii) if, following a Change of Control, you are terminated without good cause (as hereinafter defined) or a Constructive Termination (as hereinafter defined) occurs. The terms and conditions are as follows:

     Immediately upon a Change of Control, and without regard to whether or not your employment is terminated or a Constructive Termination occurs at such time or thereafter, you shall immediately have the unconditional unencumbered and free right, title and interest in all shares of stock of the Company which were granted, sold or optioned (subject to your obligation to pay the option exercise price to the extent theretofore not paid) to you by the Company at any time prior to the Change of Control) as if all restrictions had lapsed and all events necessary to vest in you such rights, including the lapsing of time, had occurred.

     Following a Change of Control and upon an event of Constructive Termination or termination of your employment without good cause, you shall receive within ten (10) days of such event (a) a lump-sum payment equal to three (3) times the Adjusted Salary Rate (as hereinafter defined) in effect on the date of such Constructive Termination, plus (b) a lump-sum cash payment equal to (i) three (3) times the maximum payable to you under all compensation bonus plans and arrangements (as hereinafter more fully described) for the fiscal year in which the Constructive Termination occurs, plus (ii) an amount equal to three (3) times the value of the securities, cash or other property which shall have been allocated to your account in the Employees' Stock Ownership Plan ("ESOP") for the fiscal year preceding the fiscal year in which the Constructive Termination occurs. For the purposes of hereof, the time when a Constructive Termination occurs shall be the day any event occurs which is included in the definition of Constructive Termination below. In addition, you shall immediately upon Constructive Termination have the unconditional, unencumbered and free right, title and interest in all shares of stock of the Company which were granted, sold or optioned (subject to your obligation to pay the option price to the extent not theretofore paid) to you by the Company at any time prior to the effective date of Constructive Termination as if all restrictions had lapsed and all events necessary to vest in you such rights, including the lapsing of time, had occurred.

     This agreement is not intended nor shall it be deemed to be a guarantee of employment with the Company.

     As used herein, a "Change of Control" shall be deemed to have occurred
(i) if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee stock plan of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company, representing fifteen percent (15%) or more of the outstanding Common Stock of the Company; or (ii) ten (10) days following the commencement of or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by any "person" of fifteen percent (15%) or more of the Common Stock of the Corporation, provided, however, that at the conclusion of such ten (10) day period such person has not discontinued or rescinded his intention to make

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Letter to D. DeNovellis
October 27, 1993
Page Two


such a tender or exchange offer, or (iii) if during any consecutive twelve (12) month period beginning on or after the date of this letter individuals who at the beginning of such period were directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors of the Company; or (iv) if a merger of, or consolidation involving, the Company in which the Company's stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of the Company (whether or not in connection with a sale of all or substantially all of the Company's assets) shall be adopted and consummated, or substantially all of the Company's operating assets are sold (whether or not a plan of liquidation shall be adopted or a liquidation occurs), excluding in each case a transaction solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing the Company's stock.

     As used herein, a "Constructive Termination" shall be deemed to have occurred if and when (i) your base salary is decreased below the level in effect on the date of your last salary adjustment, or the bonus percentage applicable to your participation in any compensation bonus plan or arrangement is reduced, without your consent, provided, however, that nothing herein shall be construed to guarantee your bonus awards if performance is below applicable targets, or (ii) the importance of your job responsibilities is reduced without your consent, or (iii) a proposal is made to relocate you to a location other than Nashua, New Hampshire or the greater Boston, Massachusetts metropolitan area without your consent.

     As used herein, following a Change of Control "good cause" shall not be deemed to have occurred unless (a) the conduct which is the basis for such material breach is either willful or intentionally unlawful, and (b) you shall not have ceased such conduct or cured the effect thereof, if curable, so that such breach shall no longer be material within thirty (30) days after you shall have received written notice from the Company of the Company's intention to terminate your employment for good cause, which notice shall specify in detail the basis therefor.

     As used herein, "Adjusted Salary Rate" shall be your base salary as from time to time increased.

     As used herein, "compensation and bonus arrangements" shall include monetary compensation by way of bonus or otherwise, if any, as may be determined from time to time by the Board of Directors its sole discretion and such other compensation pursuant to such executive bonus plans, restricted stock purchase plans, stock option plans or other stock plans, available to employees of the Company from time to time, as the Board of Directors may in its sole discretion determine.

     Please acknowledge your acceptance of the foregoing terms and conditions by countersigning and returning a duplicate original of this letter to Linda R. Millman, Associate General Counsel of the Company.

                                   Very truly yours,


                                   /s/ JEFFREY A. WEINSTEIN
                                   Jeffrey A. Weinstein
                                   Executive Vice President
Acknowledged and Agreed:

/s/ DONATO A. DeNOVELLIS
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Donato A. DeNovellis
Date: 10-28-93
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